Exhibit 19.1

MGT CAPITAL INVESTMENTS, INC.

INSIDER TRADING POLICY

The Insider Trading and Securities Fraud Enforcement Act (the “Act”) authorizes the Securities and Exchange Commission (“SEC”) and the Justice Department to vigorously prosecute insider trading that is based on information acquired in the workplace and imposes substantial penalties on individuals for insider trading. In addition, the Act places direct responsibility on companies to monitor the securities transactions of their employees. Onerous penalties may be assessed against MGT Capital Investments, Inc. (the “Company”) for the insider trading violations of its employees. Accordingly, if the Company does not take active steps to adopt preventative policies and procedures covering securities transactions by Company personnel, the consequences could be severe.

The Company has also adopted this Insider Trading Policy to avoid damage to its reputation for integrity and ethical conduct. We all strive to establish a reputation for observing the highest standards of conduct, and even the appearance of improper conduct must be avoided.

Consequences of Insider Trading Violations

The civil and criminal penalties for insider trading violations under the Act are as follows:

For individuals who trade on inside information (or who tip information to others):

●	A civil penalty of up to three times the profit gained or loss avoided;
●	A criminal fine (no matter how small the profit) of up to $1 million; and
●	A maximum jail term of ten years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

●	A civil penalty of the greater of (i) $1 million or (ii) three times the profit gained or loss avoided as a result of the employee’s violation; and
●	A maximum criminal penalty of $2.5 million.

Moreover, anyone who fails to comply with any of the policies or procedures set forth in this Policy Statement may be disciplined or terminated at the Company’s sole discretion, whether or not such individual’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

In this regard, every officer, director, employee and consultant is responsible for the actions of his or her immediate family and personal household. Prohibited securities transactions by an employee’s spouse, for example, could have the same consequences as trading initiated directly by the employee.

I.	PURPOSE

The Company has adopted this Insider Trading Policy (this “Policy”) to help its directors, officers and employees comply with insider trading laws and to prevent even the appearance of improper insider trading.

II.	SCOPE

A.	This Policy applies to all directors, officers and employees of the Company, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.	Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

III.	SPECIFIC GUIDANCE

A.	Generally Prohibited Activities.

1.	Trading in Company Securities.

a.	No Insider may buy, sell or otherwise trade in Company securities while aware of material nonpublic information concerning the Company.

b.	No Insider may buy, sell or otherwise trade in Company securities during any special trading blackout period applicable to such Insider as designated by the Compliance Officer.

2.	Tipping. Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.

3.	Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

4.	Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

B.	Additional Restrictions Applicable to Section 16 Individuals and Key Employees.

1.	No Section 16 Individual or Key Employee (each as defined below) may trade in Company securities outside of any Company imposed trading blackout regarding Company securities.

2.	No Section 16 Individual or Key employee may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section V.C.1 below.

C.	Exceptions.

The prohibited activities above do not apply to:

1.	Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations, provided that any securities acquired pursuant to such exercise may not be sold while the Insider is in possession of material nonpublic information or subject to a special trading blackout.

2.	Acquisitions or dispositions of Company securities under any 401(k) plan that the Company may establish or any Employee Stock Purchase Plan that MGT may establish or any other individual accounts that are made pursuant to standing instructions entered into while the Insider is not in possession of material nonpublic information or otherwise subject to a special trading blackout and, with respect to Section 16 Individuals and Key Employees, upon approval of transactions by the Compliance Officer as set forth herein.

3.	Other purchases of securities from the Company or sales of securities to the Company.

4.	Purchases or sales made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section VII).

IV.	DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC

A.	Definition of “Material” Information.

1.	There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation, and cannot be made solely based on the potential financial impact of the information.

2.	In general, information about the Company should be considered “material” if:

●	A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or

●	The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3.	It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

4.	While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:

●	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.

●	Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.

●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

●	Major discoveries or significant changes or developments in products or product lines, research or technologies.

●	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.

●	Significant changes in senior management.

●	Actual or threatened major litigation, or the resolution of such litigation.

●	An imminent change in the Company’s credit rating by a rating agency.

●	The contents of forthcoming publications that may affect the market price of Company securities.

B.	Definition of “Nonpublic” Information.

Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the SEC. For the purposes of this Policy, information will not be considered public until after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.	Consult the Compliance Officer for Guidance.

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

V.	ADDITIONAL PROVISIONS FOR SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.	Definitions of Section 16 Individuals and Key Employees.

1.	“Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their respective family members and others in their households.

2.	“Key Employees” – The following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:

●	Active employees of the Company who have met or currently meet the eligibility requirements to receive annual stock option and/or restricted stock unit awards from the Compensation Committee of the Board (the “Committee”); and

●	Any other individual designated from time to time by the Board or the Committee as a Key Employee.

Employees and other individuals who are recipients of stock option and/or restricted stock unit awards from the Committee that are broad-based or special awards from the CEO or other authorized officer under a pool of stock options or restricted stock units established by the Committee shall not be considered Key Employees unless they also meet one or more of the conditions set forth in the preceding two bullets.

B.	No Trading While Aware of Material Non-Public Information.

1.	No Trading While Aware of Material Nonpublic Information. Any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company securities until the close of trading on the second full trading day following the Company’s widespread public release of such information.

C.	Procedures for approving trades by Section 16 Individuals.

1.	Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:

a.	The individual has notified the Compliance Officer in writing, at least three business days prior to the proposed trade(s), of the amount and nature of the proposed trade(s); and

b.	The individual has certified to the Compliance Officer in writing, no more than three business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company.

The notice and certification required by this Section V.C.1 shall be given using the form attached hereto as Exhibit A. Beginning on the day that is the fourth business day following the date of such notice, and for four additional business days thereafter, provided that the facts referred to in Section V.C.1.b remain correct, the Section 16 Individual may execute the trade set forth in such notice. Once the approval period identified in the notice has expired, a new notice and certification pursuant to this Section V.C.1 must be given in order for the Section 16 Individual to trade in Company securities.

2.	Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer of the Company.

3.	No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, hardship applicants or the Compliance Officer.

VI.	COMPLIANCE OFFICER

The Company has designated its Chief Financial Officer as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following:

A.	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

B.	Responding to all inquiries relating to this Policy.

C.	Reviewing and either approving or denying all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section V.C.1 above.

D.	After discussing with the blackout assessment team, designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.

E.	Providing copies of this Policy and other appropriate materials to all new Insiders.

F.	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.

G.	Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities.

H.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

VII.	RULE 10b5-1 TRADING PLANS

A.	General Information.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan.

Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

B.	Specific Requirements.

1.	Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer or his or her designee. Section 16 Individuals wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section V.C.1 above.

2.	Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.

3.	30-Day Waiting Period. To avoid even the appearance of impropriety, the Company requires a waiting period of 30 days between the date the Rule 10b5-1 plan is adopted and the date of the first possible transaction under the plan.

VIII.	POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS

A.	Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.

B.	Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	Reporting of Violations.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Disclosure Committee and, where appropriate, the Chairman of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

IX.	MISCELLANEOUS

This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.

Receipt and Acknowledgment

Upon first receiving a copy of the MGT Capital Investments, Inc. Insider Trading Policy or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of “Key Employee” must sign and return to the Chief Financial Officer the following receipt and acknowledgement.

I,______________________, hereby acknowledge that I have received and read a copy of the MGT Capital Investments, Inc. Insider Trading Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature	Date

(Print Name)

EXHIBIT A

MGT CAPITAL INVESTMENTS, INC.

INSIDER TRADING POLICY

Notice and Certification for Section 16 Individuals

To the Compliance Officer:

I hereby notify you of my intent to trade in securities of MGT Capital Investments, Inc. (the “Company”). The amount and nature of the proposed trade is as follows:

☐	Exercise_________non-qualified stock options granted under the Company’s 2016 Stock Option Plan on ________________;

☐	Sell in the open market_______shares of Company Common Stock currently held at__________________(example: Fidelity; another broker; in certificated form);

☐	Purchase in the open market__________shares of Company Common Stock; Gift shares of Company Common Stock to ______________________;

☐	Adopt a Rule 10b5-1 plan to sell__________ shares granted on ____________;

☐	Other (explain) _________________________________________________________________________

_____________________________________________________________________________________.

I understand that I am not authorized to trade in Company securities or adopt a Rule 10b5-1 plan in reliance upon this Notice and Certification until _______________(insert the date that is four business days after the date hereof), and that such authorization will continue until________________(insert the date that is eight business days after the date hereof). I understand that if I have not completed my proposed trade or adopted my Rule 10b5-1 plan by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to trade in Company securities or adopt a plan.

I hereby certify that I am not aware of material nonpublic information concerning the Company.

Date:	Signature:

Print Name:

To be completed by Compliance Officer

Approved:
Date:

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